Exhibit 99.1

MRV Announces First Quarter Financial Results

 On-Track with Strategic Direction

CHATSWORTH, Calif., May 10, 2013 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure solutions and equipment as well as integration and managed services, today announced financial results for the first quarter ended March 31, 2013.

“Overall, we had a good start to the year,” said David Stehlin, MRV’s chief executive officer. “Revenue grew across each of our key geographic regions as we continue to build momentum in our optical communications systems (“OCS”) and integration businesses (Tecnonet S.p.A).”

“Demand for OCS solutions was stronger in the Americas and Asia, with gross profit improving 7%. This was attributable to our focus on growing opportunities in key market segments such as 4G mobile backhaul, data center connectivity and carrier Ethernet services for wholesale and enterprises. We added 34 new customers in the first quarter and are increasing our efforts with larger service providers around the globe.”

Stehlin continued, “As previously announced, we are making significant investments in targeted new product and solution development as we build long term value for our customers. Our strengths in packet optical and network management technologies will provide our customers with strategic advantages at the optical edge of the network. Additionally, our infrastructure upgrades are tracking against our plan and we expect to see improved efficiencies by year end.”

“Our Network Integration business delivered topline growth in a difficult environment. Even though continued challenges in the Italian market has put pressure on gross margins, Tecnonet remains strongly positioned with the largest carriers in Italy.”

“Throughout the year, we will remain focused on executing our plans to invest in both new product development and operational efficiencies. While these investments are impacting our 2013 financial results, we believe they will strengthen our long term position in our markets, and we are encouraged that our products are already gaining broader market acceptance,” concluded Stehlin.

First Quarter 2013 Results

MRV reported first quarter 2013 revenue of $38.9 million, a $5.5 million or 16% increase from $33.4 million in the first quarter of 2012. The increase in revenue was due to a 16% increase in Network Integration revenue, driven by sales of both product and services, partially offset by a 3% negative impact of foreign currency exchange. Also contributing to the growth, Network Equipment revenue increased 3% from the year earlier quarter. This growth was driven across all our major geographic regions. Also positively impacting the comparison, sales of our Network Equipment products by two of our former subsidiaries (sold in the fourth quarter of 2012) are now reported as trade sales rather than intercompany sales that were eliminated in consolidation in 2012. These sales amounted to $2.4 million in the fourth quarter of 2012.

Gross profit as a percentage of revenue for the first quarter of 2013 was 33.5%, compared with 38.0% in the first quarter of 2012. The decrease in MRV’s gross margin percentage was primarily the result of a decrease in Network Integration gross margins from 16.1% to 12.6% of revenue, which was primarily driven by competitive pressure in the Italian markets as well as an increased proportion in the sales mix of Network Integration revenue that reduced product gross margins. Network Equipment gross margin improved to 51.4% in the first quarter, compared with 49.2% in the first quarter of 2012. The increase in Network Equipment gross margin was attributed to increased revenue for higher margin products, a decline in write-offs of excess inventory of $0.4 million and a $0.2 million decrease in labor costs and overhead costs that were partially offset by increased revenue for lower margin products.

Operating expenses in the first quarter of 2013 were $17.0 million, or 44% of revenue, compared with $16.3 million, or 49% of revenue in the first quarter of 2012. In alignment with our strategic plan to make targeted investments in the Network Equipment business, associated engineering and product development costs increased by $1.0 million in the first quarter over the same period in 2012. This increased investment was partially offset by $0.4 million in savings from the labor cost reduction actions we initiated in the third quarter of 2012. In the first quarter of 2013, we incurred additional Corporate expenses of $1.4 million related to legal fees, derivative litigation costs, and short-term support costs. As these legal matters and support needs are resolved we expect to see a reduction in these additional expenses. These costs were partially offset by $0.6 million cost savings at our Corporate office due to efficiency improvements that are expected to continue to drive additional savings.

In the first quarter of 2013, we incurred an operating loss of $4.0 million, compared with an operating loss of $3.6 million in the first quarter of 2012. The operating loss included share-based compensation expense of $0.2 million in the first quarter of each of 2013 and 2012. The operating loss for MRV’s Network Equipment segment was $1.1 million in the first quarter of 2013, compared with a loss of $1.4 million in the first quarter of 2012. The Company has made and expects to continue to make investments that should improve our competitiveness in the market, drive cost efficiency and improve overall profitability when the full impact of these investments is realized beginning in 2014. Operating income for MRV’s Network Integration segment was $0.7 million, compared with operating income of $1.1 million in the first quarter of 2012 as a result of lower gross margins in the quarter.

A more detailed discussion of MRV’s 2013 first quarter financial results, including an analysis by business segment, is included in the Management Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q filed today.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. MRV operates development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit: www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its quarterly report on Form 10-Q for the quarter ended March 31, 2013, and annual report on Form 10-K for the year ended December 31, 2012, copies of which may be obtained by contacting MRV’s investor relations department or by visiting MRV’s website at http://www.mrv-corporate.com or the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of May 10, 2013 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

Contact:

Investor Relations:
MRV Communications, Inc.
(818) 886-MRVC (6782)
ir@mrv.com

or

Media Relations:
MRV Communications, Inc.
pr@mrv.com

MRV Communications, Inc.

Statement of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)

Revenue	$38,905	$33,415
Cost of goods sold	25,878	20,734
Gross profit	13,027	12,681
Operating expenses:
Product development and engineering	4,648	3,699
Selling, general and administrative	12,392	12,627
Total operating expenses	17,040	16,326
Operating income (loss)	(4,013)	(3,645)
Interest Expense	(132)	(208)
Other income (loss), net	17	162
Income (loss) from continuing operations before taxes	(4,128)	(3,691)
Provision (benefit) for income taxes	306	(1,517)
Net income (loss) of continuing operations	(4,434)	(2,174)

Income (loss) from discontinued operations, net of income taxes of $0 in 2013 and $2,293 in 2012	—	5,786
Net income (loss)	(4,434)	3,612

Net income (loss) per share - basic:
From continuing operations:	$(0.59)	$(0.28)
From discontinued operations:	$—	$0.73
Net income (loss) per share - basic (1)	$(0.59)	$0.45

Net income (loss) per share - diluted:
From continuing operations:	$(0.59)	$(0.28)
From discontinued operations:	$—	$0.73
Net income (loss) per share - diluted (1)	$(0.59)	$0.45

Weighted average number of shares:
Basic	7,568	7,887
Diluted	7,568	7,896

(1) Amounts may not add due to rounding.

MRV Communications, Inc.

Balance Sheet

(In thousands)

	March 31,
	2013	December 31,
	(unaudited)	2012

Assets
Current assets:
Cash and cash equivalents	$37,245	$40,609
Restricted time deposits	242	240
Accounts receivable, net	28,801	32,237
Other receivables	20,146	18,287
Inventories	20,714	22,444
Deferred income taxes	1,405	1,145
Other current assets	5,625	4,629
Total current assets	114,178	119,591
Property and equipment, net	4,258	3,735
Deferred income taxes, net of current portion	3,750	3,711
Intangibles, net	400	400
Other assets	663	1,128
Total assets	$123,249	$128,565

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$848	$5,267
Deferred consideration payable	233	233
Accounts payable	23,017	20,478
Accrued liabilities	17,541	16,652
Deferred revenue	8,114	7,290
Other current liabilities	709	560
Total current liabilities	50,462	50,480
Other long-term liabilities	5,448	5,184
Commitments and contingencies

Stockholders’ equity:
Issued — 8,072 shares in 2013 and 8,061 shares in 2012
Outstanding — 7,555 shares in 2013 and 7,594 shares in 2012	271	270
Additional paid-in capital	1,281,389	1,281,170
Accumulated deficit	(1,205,948)	(1,201,515)
Treasury stock — 517 shares in 2013 and 467 shares in 2012	(7,042)	(6,528)
Accumulated other comprehensive income	(1,331)	(496)
Total stockholders’ equity	67,339	72,901
Total liabilities and stockholders’ equity	$123,249	$128,565